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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
LONGS DRUG STORES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

        The Annual Meeting of Stockholders of Longs Drug Stores Corporation will be held at the Regional Center for the Arts, in the Margaret Lesher Theater, 1601 Civic Drive, Walnut Creek, California, on Tuesday, May 21, 2002 at 11:00 a.m. PDT for purposes of:

  •
  electing three directors;

  •
  approving the amendments to our 1995 Long-Term Incentive Plan;

  •
  ratifying our board of directors' appointment of Deloitte & Touche LLP, as our independent auditors for the fiscal year ending January 30, 2003; and

  •
  transacting such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

        Only stockholders of record at the close of business on Tuesday, April 9, 2002 will be entitled to vote at the meeting and any adjournment or postponement of the meeting.

        If you are unable to be present, you can vote your shares by either telephone or the Internet or by signing the enclosed proxy and returning it in the enclosed postage paid envelope.

Walnut Creek, California	By Order of the Board of Directors,
April 19, 2002

ORLO D. JONES
Secretary

EXECUTIVE OFFICES
141 NORTH CIVIC DRIVE
WALNUT CREEK, CALIFORNIA 94596

PROXY STATEMENT

        We are submitting the following information concerning the enclosed proxy and the matters to be acted upon at our annual meeting of stockholders to be held on May 21, 2002, or any adjournment or postponement of the meeting, pursuant to the notice of the meeting. Longs Drug Stores Corporation operates primarily through Longs Drug Stores California, Inc., its subsidiary. References to "we," "us" or "our" in this proxy statement include, as appropriate, Longs Drug Stores Corporation and its subsidiary.

        The approximate date on which this proxy statement and form of proxy are first being sent or given to our stockholders is April 19, 2002.

INFORMATION CONCERNING PROXY

        Your proxy is being solicited on behalf of our board of directors. You may revoke your proxy at any time before its exercise by filing with our corporate secretary a written revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the meeting and electing to vote in person.

        We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokers, banks, institutions and other stockholders for an anticipated fee of approximately $7,500, plus reasonable out-of-pocket costs and expenses. Our directors, officers and regular employees may solicit proxies by mail, telephone, telegraph or personal interview without additional compensation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The entire cost of solicitation of proxies will be borne by us.

        As of April 9, 2002 we had 38,229,857 shares of common stock outstanding. Only stockholders of record at the close of business on April 9, 2002 will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. Each share is entitled to one vote on matters to be acted upon at the annual meeting.

        The inspector of elections will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present. In general, Maryland law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. Abstentions, withheld votes and broker non-votes will not affect the election of directors. Approval of the amendments to our 1995 Long-Term Incentive Plan requires the affirmative vote of a majority of the votes present, in person or by proxy and entitled to vote on the proposal. Ratification of the appointment of our independent auditors requires the affirmative vote of a majority of the votes present, in person or by proxy and entitled to vote on the proposal. Any proxy that is returned using the form of proxy enclosed, which is not marked as to a particular item, will be voted for the election of directors, for the amendments to our 1995 Long-Term Incentive Plan, for ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the annual meeting.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL STOCKHOLDERS

        The following table presents the number of shares of our common stock owned beneficially as of April 9, 2002 by each director and director nominee, each of the individuals who served as our Chief Executive Officer and the other four most highly compensated executive officers for the fiscal year ended January 31, 2002, our directors and executive officers as a group and all other persons known by us to beneficially own more than 5% of our common stock.

	Shares Beneficially Owned(1)
Name	Common Stock		% of Class
Robert M. Long	1,218,895	(2)	3.2%
Thomas J. Long Foundation	390,670	(3)	1.0%
J.M. Long Foundation	871,209	(4)	2.3%
Ariel Capital Management, Inc.	4,025,760	(5)	10.5%
Scott A. Bommer	1,901,215	(6)	5.0%
Snyder Capital Management, L.P.	1,901,150	(7)	5.0%
Leroy T. Barnes, Jr.	200		*
Richard M. Brooks	5,200		*
Terry D. Burnside	27,657		*
William L. Chenevich	5,200		*
William G. Combs	11,904		*
Orlo D. Jones	16,209		*
Brian E. Kilcourse	17,871		*
Steven F. McCann	16,378		*
Mary S. Metz	1,510		*
Ronald A. Plomgren	307,095	(8)	*
Stephen D. Roath	76,760		*
Gerald H. Saito	16,009		*
Harold R. Somerset	1,500		*
Donald L. Sorby	1,400		*
Thomas R. Sweeney	20,188		*
Frederick E. Trotter	1,800		*
Anthony G. Wagner	700		*
All directors and executive officers as a group (27 persons)	1,637,007	(9)	4.3%
Employee Savings and Profit Sharing Plan	7,430,401	(10)	19.4%

*	Less than 1%
(1)	The address for all beneficial owners of more than five percent of our stock is P.O. Box 5222, Walnut Creek, California 94596-1222, unless noted otherwise. Information with respect to beneficial ownership is based upon information furnished by each director and officer or contained in filings made with the Securities and Exchange Commission.
Beneficial ownership also includes the shares of restricted stock held by executive officers, for which they have voting power. See note 1 to the Summary Compensation Table on page 9 for a list of shares of restricted stock held by these executive officers. The persons named in this table have sole voting and investment power with respect to the shares indicated, unless otherwise noted. These shares are subject to community property laws, where applicable.

(2)	Includes 80,784 shares held in fiduciary capacity for family members for which R.M. Long has sole voting and investment power, and 81,542 shares held in fiduciary capacity for family members for which R.M. Long has shared voting and investment power with E. Long. Excludes 871,209 shares held by the J.M. Long Foundation for which R.M. Long shares voting and investment power. Excludes 15,445 shares held by family members. R.M. Long disclaims beneficial ownership of all shares referenced above. Also includes 236,056 shares held in a fiduciary capacity for which R.M. Long has shared voting and investment power.
(3)	T.R. Sweeney and W.G. Combs, with others, serve as co-trustees of the Thomas J. Long Foundation and share investment and voting power over these 390,670 shares. These shares are not included in the table for either of these individuals, and each of them disclaims beneficial ownership of these shares.
(4)	R.M. Long, W.G. Combs and O.D. Jones, with others, serve as co-trustees of the J.M. Long Foundation and share investment and voting power over these 871,209 shares. These shares are not included in the table for any of these individuals, and each of them disclaims beneficial ownership of these shares.
(5)	Ariel Capital Management, Inc., in the capacity of investment advisor, has sole voting and investment power for 4,018,460 shares and shared voting and investment power for 7,300 shares. Ariel Capital Management, Inc. disclaims beneficial ownership of any of these shares. The address of Ariel Capital Management, Inc. is 307 North Michigan Avenue, Suite 500, Chicago, Illinois 60601-5311.
(6)	Scott A. Bommer, individually and as managing member of (a) SAB Capital Advisors, L.L.C., for itself and as the general partner of (i) SAB Capital Partners, L.P. and (ii) SAB Capital Partners II, L.P.; and (b) SAB Capital Management, L.L.C., for itself and as the general partner of SAB Overseas Capital Management, L.P., has shared voting and investment power for 1,901,215 shares. Scott A. Bommer shares beneficial ownership of these shares. The address of Scott A. Bommer is 650 Madison Avenue, 26th Floor, New York, New York 10022-1029.
(7)	Snyder Capital Management, L.P., in the capacity of investment advisor, has shared voting and investment power for 1,901,150 shares. Snyder Capital Management, L.P. shares beneficial ownership of these shares. The address of Snyder Capital Management. L.P. is 350 California Street, Suite 1460, San Francisco, California 94104-1436.
(8)	Includes 236,056 shares held in a fiduciary capacity which R.A. Plomgren has shared voting and investment power.
(9)	Excludes 390,670 shares held by the Thomas J. Long Foundation and 871,209 shares held by the J.M. Long Foundation because the trustees of each entity disclaim beneficial ownership of these shares.
(10)	Merrill Lynch Trust Company of California is trustee of the Employee Savings and Profit Sharing Plan. Shares allocated to a plan member's account are voted by the plan member. Shares that are not allocated to a plan member's account and shares that are allocated to a plan member's account but for which the trustee does not receive timely voting instructions, are voted by the trustee in the same proportion as those shares which the trustee properly receives directions. On April 9, 2002 there were 31,250 unallocated shares in the plan.

Participants in the Employee Savings and Profit Sharing Plan have the right to direct the trustee as to the voting of the shares of our common stock that have been allocated to their respective stock accounts, and as such have voting power with respect to these shares. The beneficial ownership of each individual included in this table who is a participant in the plan includes the shares held in that person's stock account under the plan. The aggregate number of shares included for all such individuals is 72,532 and the maximum included for any individual is 21,560.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

        Our board of directors currently consists of thirteen members, divided into three classes. As a result of our board of directors' general policy not to renominate as directors individuals who have reached age 72, and its recently announced plans to decrease the number of directors who are current or former employees, R.M. Brooks and W.G. Combs, both current directors, have not been renominated for additional terms. L.T. Barnes, Jr. has recently been named a director, thereby replacing one of these directors. Our board of directors is seeking, but has not yet secured, an additional replacement. As a result, the number of directors will be reduced by two immediately prior to the opening of the vote at the annual meeting (all in the class to be elected) and you will be asked to elect three directors. Our remaining eight directors will continue to serve as set forth below.

        The proxy holders will vote the proxies received by them for the following three nominees for the terms set forth below and until their successors are duly elected and qualified, unless authorization to vote for election of directors has been withheld. The three nominees receiving the greatest number of votes will be elected as our directors. We are unaware of any nominee who would be unavailable to serve if elected. In the event that any nominee is unable to serve, the proxy holders will vote the proxies for another person designated by our board of directors. Once our board of directors identifies an additional director for this current class, it expects again to increase the number of directors and elect that individual to the vacancy thus created. In addition, once we hire a new President and Chief Executive Officer to replace H.R. Somerset in those capacities, our board of directors expects to increase the number of directors and elect that individual to the vacancy thus created. Any such individuals will be submitted for election by stockholders at our 2003 annual meeting.

        The following sets forth information as to each nominee for election at this meeting and each director continuing in office, including their ages, present principal occupations and those held during the last five years, directorships in other publicly-held corporations, membership on committees of our board of directors and the year in which each first became one of our directors. All occupations listed refer to us unless otherwise stated.

Nominees for Election at this Meeting
(Terms to Expire 2005)

        L.T. Barnes, Jr., 50, has been Vice President and Treasurer of PG&E Corporation, an energy-based holding company, since 2001. He was Vice President and Treasurer of Gap, Inc. from 1997 to 2001. Mr. Barnes is a director of The McClatchy Company. Mr. Barnes is a member of the Audit and Compliance Committee and the Finance and Strategic Planning Committee. He has been one of our directors since February 2002.

        W.L. Chenevich, 58, has been Vice Chairman of U.S. Bancorp, a financial holding company, since 1999. He was Group Executive Vice President of Visa International from 1994 to 1999. Mr. Chenevich is a director of VeriSign, Inc. Mr. Chenevich is a member of the Audit and Compliance Committee, the Compensation Committee and the Finance and Strategic Planning Committee. He has been one of our directors since 1999.

        D.L. Sorby, Ph.D., 68, has been a pharmaceutical consultant and Dean Emeritus of the School of Pharmacy, University of the Pacific, since 1995. Dr. Sorby is our lead director, chairs the Nominating Committee and is a member of the Audit and Compliance Committee and the Compensation Committee. He has been one of our directors since 1995.

Our board of directors recommends a vote for all of the nominees listed above.

Directors Whose Present Terms Expire 2003

        M.S. Metz, Ph.D., 64, has been President of S.H. Cowell Foundation, a California non-profit public benefit corporation, since 1999. She was Dean of U.C. Berkeley Extension from 1991 to 1998. Dr. Metz is a director of PG&E Corporation, UnionBanCal Corporation and SBC Communications, Inc. Dr. Metz chairs the Audit and Compliance Committee and is a member of the Nominating Committee and the Finance and Strategic Planning Committee. She has been one of our directors since 1991.

        G.H. Saito, 57, has been our Senior Vice President–Hawaii District Manager since 1995. He has been one of our directors since 1995.

        T.R. Sweeney, 63, retired as our Vice President and District Manager in 1994. Mr. Sweeney is a member of the Finance and Strategic Planning Committee. He has been one of our directors since 1978.

        A.G. Wagner, 59, has been Chief Executive Officer of Hospital Systems since 2001. He was Chief Executive Officer of Community Health Network of San Francisco from 1998 to 2001. He was Executive Administrator of Laguna Honda Hospital from 1988 to 1998. Mr. Wagner chairs the Compensation Committee and is a member of the Audit and Compliance Committee and the Nominating Committee. He has been one of our directors since 1999.

Directors Whose Present Terms Expire 2004

        R.M. Long, 63, has been our Chairman of the Board since 1991. He was our Chairman of the Board and Chief Executive Officer from 1991 to 2000. He has been one of our directors since 1968.

        R.A. Plomgren, 68, retired as our Senior Vice President–Development and Chief Financial Officer in 2000. He served us in those capacities from 1995 to 2000. Mr. Plomgren is a member of the Compensation Committee and the Finance and Strategic Planning Committee. He has been one of our directors since 1972.

        H.R. Somerset, 66, has been our President and Chief Executive Officer since February 2002. He was a business consultant from 1994 to 2002. He has been one of our directors since 1992.

        F.E. Trotter, 71, has been President of F.E. Trotter, Inc., an agricultural consulting company, since 1983. Mr. Trotter is a director of Haleakala Ranch Co. and Maui Land and Pineapple Co. Mr. Trotter is a member of the Audit and Compliance Committee, the Finance and Strategic Planning Committee and the Nominating Committee. He has been one of our directors since 1989.

Meetings of the Board of Directors

        During the fiscal year ended January 31, 2002 our board of directors met twelve times. During fiscal 2002, each director attended more than 75% of all meetings of the board of directors and the committees upon which he or she served.

Committees of the Board of Directors

        The Audit and Compliance Committee is composed entirely of non-employee directors. The current committee members are M.S. Metz, who is the Chairperson, L.T. Barnes, Jr., R.M. Brooks, W.L. Chenevich, D.L. Sorby, F.E. Trotter and A.G. Wagner. The Audit and Compliance Committee's primary functions are to monitor our accounting, financial reporting and control procedures, and to recommend our independent certified public accountants. The committee met five times during the fiscal year ended January 31, 2002.

        The Compensation Committee establishes compensation for our senior executive officers and administers our long-term incentive plan. The current committee members are A.G. Wagner, who is the Chairperson, R.M. Brooks, W.L. Chenevich, W.G. Combs, R.A. Plomgren and D.L. Sorby. The committee met three times during the fiscal year ended January 31, 2002.

        The Nominating Committee recommends to our board of directors candidates for directors. The committee will consider qualified candidates, including those submitted by stockholders. Stockholder recommendations may be submitted to our corporate secretary in accordance with our bylaws. The current committee members are D.L. Sorby, who is the Chairperson, R.M. Brooks, M.S. Metz, F.E. Trotter and A.G. Wagner. The committee met eight times during the fiscal year ended January 31, 2002.

        The Finance and Strategic Planning Committee is responsible for reviewing and approving the annual operating plan, the capital expenditure budget and the long-range strategic plan. The committee reviews and makes recommendations to our board of directors on all major financial transactions. The committee approves the recommended purchase and sale of our common stock by us or by the Employee Savings and Profit Sharing Plan. The current committee members are R.M. Brooks, who is the Chairperson, L.T. Barnes, Jr., W.L. Chenevich, M.S. Metz, R.A. Plomgren, T.R. Sweeney and F.E. Trotter. The committee met four times during the fiscal year ended January 31, 2002.

AUDIT AND COMPLIANCE COMMITTEE REPORT

        The Audit and Compliance Committee of our board of directors is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls and the independence and performance of our internal and independent auditors. The committee also recommends to our board of directors, subject to stockholder ratification, the selection of our independent auditors. The committee consists of seven non-employee directors and operates under a written charter adopted and approved by our board of directors. Each committee member is independent as defined by New York Stock Exchange listing standards.

        Management is responsible for the financial reporting process, including the system of internal controls and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent auditors are responsible for auditing those financial statements. The committee's responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing nor are we experts in the fields of accounting or auditing, including, with respect to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and our independent auditors.

        In this context, the committee held five meetings during fiscal 2002. The committee designed the meetings to, among other things, facilitate and encourage communication among the committee, management, internal auditors and our independent auditors, Deloitte & Touche LLP. The committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The committee met with our internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls. The committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 31, 2002 with management, our internal auditors and our independent auditors.

        The committee also discussed with our independent auditors matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

        Our independent auditors also provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the committee discussed with our independent auditors their independence from us. When considering Deloitte & Touche's independence, the committee considered whether their provision of services to us, beyond those rendered in connection with their audit and review of our consolidated financial statements, was compatible with maintaining their independence. The committee also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services. Finally, the committee noted that Deloitte & Touche LLP has recently announced its intent to separate Deloitte Consulting from the firm.

        Based on the committee's review and these meetings, discussions and reports and subject to the limitations on our role and responsibilities referred to in the Audit and Compliance Committee Charter, the committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended January 31, 2002 be included in our annual report on Form 10-K. The committee has also recommended the selection of our independent auditors, and based on the committee's recommendation our board of directors have selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 30, 2003, subject to stockholder ratification.

  •
  Audit Fees. The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu International and their respective affiliates for professional services rendered for the audit of our annual financial statements for the fiscal year ended January 31, 2002 and for the review of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $379,000.

  •
  Financial Information Systems Design and Implementation Fees. No fees were billed by Deloitte & Touche LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended January 31, 2002.

  •
  All Other Fees. The aggregate fees billed by Deloitte & Touche LLP for services rendered other than services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended January 31, 2002 were $4,964,000. All other fees include $4,821,000 of fees billed by Deloitte Consulting.

M.S. Metz, Chairperson
L.T. Barnes, Jr.
R.M. Brooks
W.L. Chenevich
D.L. Sorby
F.E. Trotter
A.G. Wagner

OUR EXECUTIVE OFFICERS

        The following individuals are our executive officers as of April 9, 2002.

Name	Age	Primary Executive Position with Registrant	Position Held Since(1)(2)
H.R. Somerset	66	President and Chief Executive Officer(3)(4)	2002
M.A. Bennett	51	Senior Vice President–Supply Chain Management	2000
T.D. Burnside	53	Senior Vice President	1998
		Chief Operating Officer	2001
J.L. Famini	53	Senior Vice President and Regional Manager	2000
D.J. Fong	53	Senior Vice President–Pharmacy	1995
O.D. Jones	63	Senior Vice President–Properties,	1987
		General Counsel and Secretary	1976
B.E. Kilcourse	50	Senior Vice President–Chief Information Officer	1997
R.E. Lovelady	55	Senior Vice President and Regional Manager	1997
S.F. McCann	49	Senior Vice President, Chief Financial Officer and Treasurer(5)	2000
G.H. Saito	57	Senior Vice President–Hawaii District Manager(3)	1995
B.E. Schwallie	47	Senior Vice President–Pharmacy and Business Development(6)	2002
T.J. Vasos	40	Senior Vice President–Marketing(7)	2001
L.M. Watt	45	Senior Vice President–Human Resources(8)	2001
G.L. White	61	Vice President—Controller and Assistant Secretary	1988

(1)	Each officer is elected for a one-year term.
(2)	All of our executive officers except H.R. Somerset, S.F. McCann, B.E. Schwallie, T.J. Vasos and L.M. Watt have been employed by us for at least the past five years in executive capacities or in related areas of responsibility.
(3)	Also serves as one of our directors.
(4)	Prior to joining us in February 2002, from 1994 to 2002, Mr. Somerset was a business consultant.
(5)	Prior to joining us in April 2000, from 1994 to 1999, Mr. McCann served as Senior Vice President–Finance at Service Merchandise Company, a jewelry and general merchandise retailer, which filed Chapter 11 on March 27, 1999 and ceased continuing business operations on January 19, 2002, subject to bankruptcy court approval.
(6)	Prior to joining us in January 2002, from 2001 to 2002, Mr. Schwallie served as Senior Vice President–Merchandising at Duane Reade, Inc., a retail drug store chain. Prior to that, from 2000 to 2001, Mr. Schwallie was an independent consultant, and from 1997 to 2000, he served as Senior Vice President at Jo-Ann Stores, Inc., a fabric and craft retail store chain, and from 1991 to 1997, he served as Senior Vice President at Revco Drug Stores, Inc., a retail drug store chain, which merged with CVS Corporation in May 1997.
(7)	Prior to joining us in December 2001, from 1993 to 2001, Mr. Vasos served as Vice President at Phar-Mor, Inc., a retail drug store chain, which filed Chapter 11 on September 24, 2001.
(8)	Prior to joining us in June 2001, from 1997 to 2001, Ms. Watt served as Vice President–Human Resources at Safeway, Inc., a food and drug retailer.

EXECUTIVE COMPENSATION

        The table below sets forth the compensation earned by the following persons during the fiscal years ended January 31, 2002, January 25, 2001 and January 27, 2000 for services rendered in all capacities to the company:

  •
  individuals who served as our Chief Executive Officer during fiscal 2002; and

  •
  our four other most highly compensated executive officers during fiscal 2002.

Summary Compensation Table

Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation

Name and Principal Position	Annual Compensation				Restricted Stock Award(s)(1)($)	All Other Compensation (2)($)

S.D. Roath (3)	2002	$240,000	$348,237	—	$0	$2,940
President and CEO	2001	207,757	419,539	—	0	2,450
	2000	180,000	407,457	—	90,102	2,588

S.F. McCann (4)	2002	$300,000	$95,516	—	$0	$121,236
Senior Vice President, CFO	2001	149,857	251,287	—	0	28,585
and Treasurer	2000	—	—	—	—	—

O.D. Jones	2002	$200,000	$111,436	—	$0	$2,940
Senior Vice President–	2001	116,419	195,397	—	0	2,450
Properties, General Counsel	2000	110,000	230,892	—	75,686	2,588
and Secretary

T.D. Burnside	2002	$200,000	$103,476	—	$0	$2,940
Senior Vice President	2001	96,923	143,841	—	0	2,450
and COO	2000	90,000	122,237	—	50,457	2,588

B.E. Kilcourse	2002	$200,000	$82,582	—	$0	$2,940
Senior Vice President	2001	121,991	143,841	—	0	2,450
and CIO	2000	100,000	135,819	—	63,071	2,588

(1)	The number and value, based on the last reported sale price on January 31, 2002, the last day of fiscal 2002, of the aggregate restricted stock held by the named executive officers were: S.D. Roath–0 shares, S.F. McCann–0 shares, B.E. Kilcourse–1,800 shares ($40,050), O.D. Jones–0 shares and T.D. Burnside–1,800 shares ($40,050). We retain dividends paid on restricted shares, and when the restricted shares vest we pay the retained dividends thereon, plus interest earned by our investment of dividends, to the recipient.
(2)	Except for S.F. McCann, comprised entirely of our contributions to the Employee Savings and Profit Sharing Plan for the indicated year that were allocated to the named executive officer's account.
(3)	S.D. Roath resigned as of February 26, 2002.
(4)	S.F. McCann joined us as Chief Financial Officer on April 17, 2000 and was not eligible to participate in the Employee Savings and Profit Sharing Plan in fiscal 2001. The amounts in the "All Other Compensation" column for Mr. McCann include $59,149 for the forgiveness of a bridge loan from the company plus accrued interest in fiscal 2002, a related fiscal 2002 grant of unrestricted stock valued at $59,147, our contribution of $2,940 to the Employee Savings and Profit Sharing Plan that was allocated to his account in fiscal 2002, and $28,585 in reimbursed relocation expenses in fiscal 2001.

STOCK OPTION GRANTS IN FISCAL YEAR ENDED JANUARY 31, 2002

        We did not grant stock options to our Chief Executive Officer or our four other most highly compensated executive officers during the fiscal year ended January 31, 2002.

AGGREGATED STOCK OPTION EXERCISES AND OPTION VALUES IN FISCAL YEAR ENDED JANUARY 31, 2002
Name	Number shares acquired on exercise	Value realized	Number of securities underlying unexercised options		Value of unexercised in-the-money options(1)
			Exercisable	Unexercisable Shares	Exercisable	Unexercisable Dollars
S.D. Roath	—	—	—	30,000	—	$67,500
S.F. McCann	—	—	—	24,000	—	$ 9,000
O.D. Jones	—	—	—	3,800	—	$ 8,550
T.D. Burnside	—	—	—	24,000	—	$ 9,000
B.E. Kilcourse	—	—	—	24,000	—	$ 9,000

(1)	Based on closing price of $22.25 of our common stock on January 31, 2002, the last day of fiscal 2002.

DIRECTORS' COMPENSATION

        Directors who are also employees receive no additional compensation for their services as directors. Each other member of the board of directors is paid an annual retainer of $34,000 plus a fee of $1,000 for each board meeting attended. The lead director receives an additional annual retainer of $10,000. Each director who is not one of our employees receives $1,000 for each committee meeting attended. Each committee chairperson receives an additional annual fee of $5,000 for each such position held, and each committee member receives an additional annual fee of $1,000 for each committee upon which he or she serves. Each committee member receives a fee of $250 for each committee telephone meeting or each minor committee meeting they participate in. The chairperson is responsible for designating such meeting.

        In addition to the above compensation, in May 2001 the board of directors made stock grants to each of the nine directors who were not one of our employees. The stock grants ranged from 200 to 300 shares per director. The closing price of the shares on the date of the grant was $26.43.

PERFORMANCE GRAPH

        The graph below indicates the cumulative total stockholder return, including reinvestment of dividends over the last five fiscal years. The stock price performance shown is not necessarily indicative of future price performance.

Comparison of Five-Year Cumulative Total Return Among
Longs Drug Stores, S&P 500 Index, and National Association of
Chain Drug Stores ("NACDS") Peer Group Index.

        *The NACDS Peer Group Index is comprised of the following companies: CVS Corporation, Longs Drug Stores Corporation, Phar-Mor, Inc., Rite Aid Corporation and Walgreen Co.

TERMINATION AGREEMENTS

        We have entered into agreements with the officers identified in the table under the caption "Executive Compensation" on page 9 and with 368 of our other officers and key employees, which agreements provide for severance payments to these officers and employees. As to S.D. Roath, the provisions of the agreement would have gone into effect in the event of his discharge or resignation from us on or within two years after a Change in Control, as defined in the agreement. The agreement with S.D. Roath was no longer in effect following his resignation on February 26, 2002. As to S.F. McCann, O.D. Jones, T.D. Burnside and B.E. Kilcourse, provisions of the agreements go into effect in the event of discharge by us on or within two years after a Change in Control or by resignation on or after, but not less than 180 days after, the date of a Change in Control; provided, however, that such resignation was preceded by a material and detrimental alteration in the executive's position, responsibilities, compensation, or benefits from those in effect immediately prior to the Change in Control or by resignation at any time within the period commencing 180 days after the date of Change in Control and ending two years after the date of the Change in Control.

  •
  Change in Control means:

  •
  any change in the ownership or our effective control; or

  •
  any change in the ownership of a substantial portion of our assets, all within the meaning of Section 280(G) of the Internal Revenue Code of 1986, as amended to date; or

  •
  any successor provision thereto, regulations, including temporary and proposed regulations, promulgated thereunder and judicial interpretations of Section 280(G) and the regulations.

        If a Change in Control had occurred on December 31, 2001, and all executives and other employees covered by the agreements had been discharged by us, Messrs. S.D. Roath, S.F. McCann, O.D. Jones, T.D. Burnside and B.E. Kilcourse would have been entitled to receive $1,884,361, $1,318,621, $1,024,405, $954,828, and $1,014,202. All other officers and employees covered by the agreements would have been entitled to receive $90,173,908.

CERTAIN TRANSACTIONS

        In February 2000, we entered into an agreement with M.A. Bennett, one of our executive officers, in connection with his relocation to our headquarters in Walnut Creek, California. Pursuant to the agreement, we agreed to loan Mr. Bennett $100,000 to assist him with the purchase of a home in the Walnut Creek, California area. The loan, which we made on February 24, 2000, provides for an interest rate of 6.56% and is to be forgiven ratably over its five-year term, so long as Mr. Bennett remains one of our employees.

        In April 2000, we entered into an agreement with S.F. McCann, one of our executive officers, in connection with employment by us and his relocation to our headquarters in Walnut Creek, California. Pursuant to the agreement, we agreed to hire Mr. McCann in the position of Senior Vice President, Chief Financial Officer and Treasurer at an annual salary of $210,000, participation in our VPIP Program, and a bonus factor, which provided assurance of his reaching bonus target between the time period of second quarter fiscal 2001 and first quarter fiscal 2002. We also provided a transition bonus of $120,000 and vacation accrual at the rate of four weeks per year, and within one month of his hire date we offered Mr. McCann a non-qualified stock option of 20,000 shares. To assist in his relocation, we agreed to buy Mr. McCann's prior home and pay for reasonable moving expenses, including travel and lodging expenses for his family to take a trip to California prior to their intended move, and agreed to loan Mr. McCann $256,663 to assist him with the purchase of a home in the Walnut Creek, California area. The loan, which we made on June 15, 2000, provides for an interest rate of 6.53%. So long as Mr. McCann remains one of our employees, we will forgive one-fifth of the loan plus all accrued interest at the end of each of the first five years of his employment with us and, at each interval, we will make a stock grant in shares at the then-current value equaling the loan amount so forgiven, which is intended to help Mr. McCann offset any taxation resulting from the forgiveness of the loan.

        In August 2000, we entered into an agreement with J.L. Famini, one of our executive officers, in connection with his relocation to our headquarters in Walnut Creek, California. Pursuant to the agreement, we agreed to loan Mr. Famini $100,000 to assist him with the purchase of a home in the Walnut Creek, California area. The loan, which we made on August 21, 2000, provides for an interest rate of 6.33% and is to be forgiven ratably over its five-year term, so long as Mr. Famini remains one of our employees.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee consists of six members of the board of directors, none of whom is or has been one of our officers or employees, except W.G. Combs, who was our Vice President–Administration from 1976 to 1995 and R.A. Plomgren, who was our Senior Vice President–Development and Chief Financial Officer from 1995 to 2000. Each member meets the definition of "non-employee director" under Rule 16(b)-3 of the Securities Exchange Act of 1934. Each member other than Mr. Combs and Mr. Plomgren meets the requirements of "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986. Mr. Combs and Mr. Plomgren will abstain from voting on matters where Section 162(m) would apply. The committee has overall responsibility for our executive compensation policies and practices. The committee's functions include:

  •
  Determining the compensation of our Chief Executive Officer;

  •
  Determining all other executive officers' compensation, including salary and payments under our bonus program, in each case based in part upon the recommendation of our Chief Executive Officer; and

  •
  Granting awards under our long-term incentive plan.

        In compensating executives, including our Chief Executive Officer, our policy has been to employ a straightforward compensation program under which a significant portion of compensation is tied to our performance. The committee believes this approach provides an appropriate incentive to senior management to continually strive to increase long-term profitability. The committee recognizes that management compensation is a key ingredient in attracting and retaining capable leadership and that the compensation program must afford members of senior management the opportunity to earn acceptable levels of compensation.

        The major components of executive compensation consist of:

  •
  base salary;

  •
  bonus; and

  •
  awards under our long-term incentive plan.

        Through fiscal 2001 base annual salaries for our executive officers were set at levels that the committee believes, based on its study of comparative industry data, were relatively low for the senior management of large publicly traded retail businesses because of the committee's preference to focus on incentive-based compensation as the primary component of total compensation. However, during fiscal 2002 the committee determined that this policy had limitations in attracting top-quality executives. Accordingly, the committee adopted a policy targeting base annual salaries for our executive officers to be competitive with the relevant peer group of companies in comparable positions. Our executive officers' base annual salaries will move to the level dictated by our new policy over a two-year period.

        The companies surveyed for this comparison have included virtually all of the peer group companies included in the chart appearing under "Performance Graph" on page 11, and certain additional grocery and general merchandise retailers, although the precise group of companies surveyed may vary slightly from year to year. Base annual salaries for executive officers in the fiscal year ended January 31, 2002 ranged from $150,000 to $300,000.

        The second component of cash compensation is our bonus program. Under this program through fiscal 2002 the committee established an applicable percentage of our operating income before provisions ("OIBP") for each executive officer at the beginning of each year. OIBP, essentially, is earnings before taxes, profit sharing contributions, senior officer bonuses and any required LIFO adjustment. We designed our bonus program to produce cash compensation that the committee believed was fair and competitive for senior management in comparable publicly traded retail businesses if target levels of OIBP were achieved. This program did not establish limits on the percentage of cash compensation that these bonuses may provide for performance above these target levels. The applicable percentage for each executive officer was determined by the committee after review of management's recommendations based on the potential of each such executive officer to contribute to our success in achieving and exceeding target operating plan results. These bonuses are paid in cash, quarterly to each executive officer in the amount of the officer's applicable percentage of OIBP for that quarter. This bonus policy continued to apply through fiscal 2002. Bonuses for our executive officers in fiscal 2002 ranged from $83,200 to $112,000. On average these bonuses accounted for approximately 30% of total cash compensation for all our executive officers.

        During fiscal 2002 the committee determined that our bonus policy could be improved in two ways. First, it could be improved by establishing defined incentive goals and objectives for each executive officer tied to our strategies for enhancing shareholder value as well as achieving our annual operating plan. Second, it could be improved by establishing bonus dollar amounts so that total cash compensation for our executive officers is at the 50th percentile of peer group companies (that is "at-market") if the planned "target" level of performance is achieved by the executive officer. The payment scale for bonuses will be designed so that an executive officer who achieves superior results will be compensated materially above the 50th percentile. The committee anticipates completion of this bonus plan design during fiscal 2003.

        The third component of executive compensation is the periodic granting of equity based awards under our 1995 and 2000 Long-Term Incentive Plans. Awards under both plans can include restricted stock, stock options, performance shares and stock appreciation rights. The 1995 Long-Term Incentive Plan includes grants made to officers whereas the 2000 Long-Term Incentive Plan includes grants made to key general office employees and the top three managers in most stores. We intend for this plan to provide compensation that will assist in retaining key employees and will be an incentive to key employees to sustain positive performance on a multi-year basis, enhancing our profitable growth and the value of our common stock. The committee has based the difference in size of awards under the plan primarily on the general level of responsibility of the recipient. The committee may also consider subjective factors on a case by case basis, as it believes to be in our best interest. Awards made under the plan have been a relatively small component of executive officer compensation. Since the adoption of the 1995 Long-Term Incentive Plan through the end of fiscal 2002, awards, in the aggregate, ranging from 17,760 to 38,100 shares of restricted stock have been made to each executive officer, including our Chief Executive Officer. Approximately 434,289 additional shares of restricted stock have been granted to a total of 649 other recipients under the plan. In fiscal 2002, the committee determined that stock options rather than awards of restricted stock would be a more effective incentive to management to increase stockholder value. The committee is currently reviewing alternatives for long-term incentive compensation.

        The compensation for our Chief Executive Officer in fiscal 2002 was established in accordance with the foregoing procedures. Base salary for fiscal 2002 was 38% of Mr. Roath's aggregate salary and bonus. Mr. Roath was granted no stock options in fiscal 2002.

A.G. Wagner, Chairperson
R.M. Brooks
W.L. Chenevich
W.G. Combs
R.A. Plomgren
D.L. Sorby

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        The Compensation Committee consists of six members. The members of the committee are A.G. Wagner, R.M. Brooks, W.L. Chenevich, W.G. Combs, R.A. Plomgren and D.L. Sorby. None of the members of the committee is or has been one of our officers or employees, except Mr. Plomgren, who was our Senior Vice President–Development and Chief Financial Officer from 1995 to 2000 and Mr. Combs, who was our Vice President–Administration from 1976 to 1995.

FINANCIAL STATEMENTS

        We are mailing our Form 10-K, which includes financial statements for the fiscal year ended January 31, 2002, to all stockholders concurrently with the mailing of this proxy statement. To improve the timeliness of our investor communications and reduce related costs, we have replaced the traditional printed annual review with an electronic version that can be accessed on the Internet at www.longs.com. Stockholders without Internet access can request a printed version of the electronic review by calling (800) 865-6647 and providing their name and mailing address. A copy of our Form 10-K for such fiscal year may be obtained without charge by writing to Longs Drug Stores Corporation, Attention: Corporate Treasurer, 141 North Civic Drive, Walnut Creek, California 94596-3858.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own ten percent or more of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and ten percent or greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of copies of such reports and written representations from the reporting persons, we believe that for the fiscal year ended January 31, 2002, our officers, directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act, except that L.M. Watt, Senior Vice President–Human Resources and T.J. Vasos, Senior Vice President–Marketing failed to file a Form 5 Annual Statement of Changes in Beneficial Ownership, reflecting the grant of stock options to them under our 1995 Long-Term Incentive Plan on June 20, 2001 and December 14, 2001, respectively. On April 10, 2002, both L.M. Watt and T.J. Vasos reported this grant on a Form 4 Statement of Changes in Beneficial Ownership.

PROPOSAL NO. 2: AMENDMENTS TO OUR 1995 LONG-TERM INCENTIVE PLAN

        GENERAL SUMMARY.    Our 1995 Long-Term Incentive Plan ("the Plan") is an equity based plan designed to attract and retain the employment of qualified persons and to strengthen the commitment of such persons to us by providing them with equity or equity based ownership. At our 1994 Annual Meeting, our stockholders adopted the Plan reserving an aggregate of 700,000 shares of common stock (which increased to 1,400,000 shares in connection with our stock split in 1996) for awards under the Plan and awards could be issued under the Plan for 10 years after stockholder approval. As of April 9, 2002, there remained approximately 340,385 shares available for awards under the Plan. On April 9, 2002, our closing stock price was $29.60.

        We anticipate that these shares will be insufficient to sustain our anticipated level of awards over the next several years. Our board of directors has approved, subject to the approval of the stockholders, (1) an additional 2,000,000 shares of our common stock to be reserved for issuance under the Plan and (2) an extension of the life of the Plan for an additional five years. If this proposal is approved, there will be 2,340,385 shares of common stock currently available for awards under the Plan and awards could be made under the Plan until May 2009. If any shares to be awarded under the Plan are forfeited, those shares may be added to the remaining share total and re-granted.

        The following summary of the principle provisions of the Plan is qualified in its entirety by reference to the full text of the Plan.

        DESCRIPTION OF PLAN ADMINISTRATION.    The Plan is administered by a committee of two or more members of our board of directors appointed by our board of directors. Our board of directors has delegated administration to the Compensation Committee of our board of directors, none of the members of which is eligible to participate in the Plan. Among other things, the committee will have the discretion to select the form and timing of awards under the Plan and our eligible employees to whom awards are made. The committee also has the authority, subject to the terms of the Plan, to adopt rules and regulations to administer the Plan and to interpret the Plan.

        ELIGIBILITY.    Our officers, including executive officers, and key employees of our company and our subsidiary are eligible to receive awards under the Plan. The Plan does not limit key employee status to any particular class or classes of employees. As of April 9, 2002 we had approximately 1,360 officers and key employees. Our board of directors who are not employees are not eligible to participate in the Plan.

        LIMITS.    As of April 9, 2002, awards representing 1,059,615 shares of common stock were outstanding under the Plan, and 340,385 shares of common stock were available for issuance of new awards under the Plan. The board of directors has approved, subject to the approval of our stockholders, an additional 2,000,000 shares of common stock to be reserved for issuance under the Plan. If this proposal is approved, there will be 2,340,385 shares of common stock currently available for awards under the Plan. If an award lapses or rights to the award otherwise terminate, the shares subject to such award will be available for future awards under the Plan. The number and types of shares available for awards may be adjusted by the committee, in its sole discretion, to reflect any change in our common stock due to any stock dividend, stock split, re-capitalization, reorganization, merger, consolidation, combination, exchange or other similar corporate transaction. The Plan prohibits the making of additional awards under the Plan after 10 years have expired following stockholder approval of the Plan. If this proposal is approved, the life of the Plan will be extended by five years. The committee will not, over the entire Plan period, grant any single participant more than 15% of the maximum number of performance shares that may be granted under the Plan. Awards cancelled or portions of awards not paid out in full for any single participant are not included for purposes of this limitation.

        AWARDS.    Awards under the Plan may be made in the form of restricted stock, stock options, stock appreciation rights and performance shares. Restricted stock awards are awards of shares made without consideration from the recipient. The committee will establish a restriction period of not less than one year from the date of an award of restricted stock, which period may phase in over a period of time after the first year. If the recipient is discharged or terminates employment during the restriction period without our consent, shares still subject to the restriction period will be returned to us. For termination upon normal retirement (as defined in the Plan), death or disability or with our prior written consent, a prorated portion of the restricted shares will be released to the recipient, based on the time served between the award and such termination. Dividends on restricted stock may, at the discretion of the committee, be paid currently to the recipient or held by us until the restriction period expires. In the latter case, the committee may allow interest to be paid on the withheld dividends.

        Stock options granted under the Plan may be either incentive stock options or non-qualified options. In either case, the exercise price of the option may not be less than the fair market value of the underlying shares as of the date of grant. Options become exercisable during the course of a vesting period established by the committee at the date of grant. If employment is terminated during the vesting period, unvested options will expire; vested options may remain outstanding for periods of as long as three years following termination, depending on the circumstances of the termination and the type of option (including following a change in control). An option may not in any event be exercisable for more than 10 years following the date of grant. Incentive stock options are subject to certain additional restrictions, including that the exercise price of options granted to a holder of 10% or more of our common stock must be equal to at least 110% of the fair market value on the date of grant; the aggregate fair market value of stock with respect to which incentive stock options first become exercisable in any year may not exceed $100,000 (any additional shares first becoming exercisable in a year will be treated as a non-qualified stock option), and such options must expire within 90 days of termination of employment, other than termination due to death or disability.

        A stock appreciation right ("SAR") allows the holder, upon exercise, to receive, at the committee's election, cash or common stock equal to the amount of the value of our common stock at the date of exercise less the purchase price specified in the SAR. The purchase price may not be less than the fair market value of the common stock at the date of issue of the SAR. SARs will become vested over periods of time established by the committee and will have such other terms, including forfeiture provisions, as are established by the committee. SARs may be granted in tandem with an option granted under the Plan or may be granted independently. SARs granted in tandem with an option will only be exercisable when the accompanying option is exercisable. No SAR may remain exercisable for a period of more than 10 years from the date of its grant. The holder of a SAR has no voting, dividend or other rights of a stockholder.

        Performance share awards are credited to an account maintained for the recipient. An award period is established with respect to each grant and the amount of performance shares earned over the period is based on our performance in terms of our return on equity over the award period or such other criteria as may be established by the committee at the time of the award. If return on equity is used as the performance measure, a minimum of 10% return over the award period must be achieved for the recipient to earn 100% of the awarded shares and a minimum of a 7% return over the award period must be achieved for the recipient to earn any awarded shares. The payout on performance shares is equal to the fair market value of our common stock at the end of the award period times the number of performance shares earned. The committee may establish a fair market value for each award period for the purpose of restricting the payment of award shares, and in no event may the fair market value used at the end of the award period exceed 200% of the fair market value at the beginning of the period. If the recipient is discharged or terminates employment during an award period without our consent, the performance shares are forfeited. For termination upon normal retirement, death or disability or with our prior written consent, a prorated portion of the award shares will be paid out at the end of the award period. Payouts are made in cash or our common stock, with stock valued at the current market value at the date of issuance. A recipient of performance shares has no voting, dividend or other rights of a stockholder until shares of common stock are actually issued in payment of an award. The committee has the authority to accelerate the restriction, vesting or award period of awards made under the Plan in the event of public tender offer for our common stock or of a proposal to merge, consolidate or otherwise combine with us.

        TRANSFERABILITY.    Interests of participants in the Plan are not transferable, except in the event of a participant's death and except that any award other than an incentive stock option may be transferred pursuant to a qualified domestic relations order.

        AMENDMENTS AND TERMINATION.    Our board of directors may terminate the Plan or, with the consent of the affected participant, cancel or reduce an outstanding award if our board of directors determines that certain aspects of the award are not in our best interests. Our board of directors may amend the Plan at any time, provided that any amendment of the Plan shall be subject to approval of our stockholders to the extent required by applicable laws, regulations or rules.

        FEDERAL INCOME TAX CONSEQUENCES.    A recipient of restricted stock will recognize ordinary income in an amount equal to the fair market value of the shares on the measurement date, and the amount of ordinary income recognized by the recipient generally is deductible by us in the year that the income is recognized. The measurement date will be the date on which the restriction period terminates, unless the recipient elects to have the income determined and recognized as of the date of issuance. Dividends paid during the restriction period will be treated as follows: If the above-described election has been made, cash dividends paid during the restriction period but retained by us until the expiration of the restriction period will be taxable dividend income to the employee as of the end of the restriction period. If the committee allows cash dividends to be paid out to participants during the restriction period, the dividends paid will constitute dividend income to the employee when received. In either case, we will not be entitled to any deduction. If the above described election has not been made, cash dividends paid during the restriction period but retained by us until the end of the restriction period will be taxable compensation income to the employee as of the end of the restriction period, and we generally will be entitled to a deduction for compensation paid in the same amount and at that same time. If instead, dividends are paid to the recipient throughout the restriction period, then the employee will have taxable compensation income when each dividend is received, and we generally will be entitled to a deduction for compensation as each dividend is paid.

        The grant of an incentive stock option should have no tax effect on us or the optionee to whom it is granted, and there generally is no tax upon exercise of the option. The excess of the fair market value of the shares over the option price at the time of exercise of an incentive stock option may subject the recipient to alternative minimum tax. If an optionee does not dispose of shares acquired upon exercise of the option within two years of the date of granting the option, nor within one year after exercise of the option, any gain realized by the optionee on the subsequent sale of such shares generally is treated as a long-term capital gain for federal income tax purposes. If the shares are sold or otherwise disposed of prior to the expiration of such periods, the lesser of (a) the fair market value of the stock at the date of exercise less the exercise price and (b) the gain realized on disposition of the stock is treated as compensation to the optionee taxable as ordinary income. The excess gain, if any, generally is treated as capital gain which will be short-term or long-term capital gain depending upon the length of time the shares were held. We are generally allowed a deduction for tax purposes only to the extent, and at the time, that the optionee is treated as receiving compensation income by reason of the optionee's early disposition of shares.

        The grant of a non-qualified stock option or of a stock appreciation right also should have no tax effect on us or the recipient of the grant. Generally, the spread between the exercise price and the market value of our common stock on the date of exercise of a non-qualified option or stock appreciation right is taxable as ordinary income to the optionee. To the extent the optionee so realizes ordinary income we generally have a corresponding deduction.

        The grant of performance share awards has no tax effect on us or the recipient at the time of the grant. The recipient of any cash payment or shares issued pursuant to the terms of a performance share award generally will recognize ordinary income in an amount equal to the amount of such cash and the fair market value of such shares as of the date of issuance. The amount of ordinary income recognized by the recipient generally is deductible by us in the year that the income is recognized.

        Compensation deductions by us in connection with certain awards under the Plan to certain executives may be subject to the $1,000,000 limitation on deductible compensation. In addition, if by reason of a change in control of us the vesting of any awards under the Plan is accelerated, the value of the acceleration will be added to other payments made to certain Plan participants that are contingent on the change in control in determining whether the participant has received an excess parachute payment. If any benefit under the Plan received by a participant would constitute an excess parachute payment, an excise tax would be imposed on the participant and we would not receive a deduction for that amount.

        PRIOR AWARDS AND ESTIMATE OF BENEFITS.    The Plan does not require that awards, or that awards of any specific size or type, be made to any particular person or persons. Accordingly, the number of restricted stock, stock options and other awards that would be granted to our key employees under the Plan, as amended, is not currently determinable.

Our Board of Directors Recommends a Vote For the Amendments
To Our 1995 Long-Term Incentive Plan.

PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT AUDITORS

        We engaged the firm of Deloitte & Touche LLP as our independent auditors for the fiscal year ended January 31, 2002. The board of directors, on recommendation of its Audit and Compliance Committee, has retained the firm for the current fiscal year, subject to stockholder ratification. We expect representatives of Deloitte & Touche LLP to be present at our annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Our board of directors recommends a vote for ratification of the approval of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 30, 2003.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

        Under the rules of the SEC, in order for a stockholder's proposal to be considered for inclusion in our proxy statement for the 2003 annual meeting of stockholders, such proposal must be received at our executive offices at 141 North Civic Drive, Post Office Box 5222, Walnut Creek, California 94596-1222, Attention: Corporate Secretary, no later than the close of business on December 19, 2002. In addition, our bylaws provide for the timing and content of notice which stockholders must provide to our corporate secretary for the nomination of directors or other proposals to be properly presented at a stockholders meeting. Pursuant to these provisions, notice of any such nomination or proposal must be received by us not less than 90 days prior to the date of the meeting.

OTHER MATTERS

        As of the date of this proxy statement, our board of directors knows of no business other than that described above to be presented for action at the annual meeting, but it is intended that all proxies will be exercised upon any other matters and proposals that may properly come before the meeting, or any adjournment or postponement of the meeting, in accordance with the direction of the persons named therein.

AMENDMENTS TO THE
LONGS DRUG STORES CORPORATION
1995 LONG-TERM INCENTIVE PLAN

        Pursuant to Section 13 of the Longs Drug Stores Corporation 1995 Long-Term Incentive Plan (the "Plan") the following amendments to the Plan are adopted.

1.

        The reference to "700,000" shares of common stock in paragraph (a) of Section 5 of the Plan shall be deleted and shall be replaced with a reference to "3,400,000 (which includes 1,400,000 shares previously authorized for issuance under the terms of the original Plan, as adjusted for changes in the Company's capitalization)."

2.

        Section 3 of the Plan shall be amended by deleting the same in its entirety and by replacing it with the following:

  "3. EFFECTIVE DATE, DURATION AND SHAREHOLDER APPROVAL

          The Plan originally became effective on May 17, 1994, when the shareholders of the Company approved the Plan and authorized Awards under the Plan for a period of 10 years following such date. The Plan was amended effective on May 21, 2002, when the shareholders of the Company approved an extension for five years of the period during which Awards are authorized to be made under the Plan. As a result, subject to the provisions of Section 13, Awards may be made under the Plan until May 17, 2009. The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled."

*    *    *    *

        The Amendments shall become effective upon approval by a majority of the shareholders of the Company present or otherwise represented and entitled to vote at a duly convened meeting of shareholders.

LONGS DRUG STORES CORPORATION
1995 LONG-TERM INCENTIVE PLAN

1.
PURPOSE

The purpose of the 1995 Long-Term Incentive Plan is to provide a means through which Longs Drug Stores Corporation, a Maryland Corporation, and its Subsidiaries, may attract and retain the employment of able persons and to provide a means whereby such persons can acquire and maintain stock ownership thereby strengthening their commitment to the welfare of the Company. A further purpose of the Plan is to provide key employees with incentive and reward opportunities designed to enhance the profitable growth of the Company.

2.
DEFINITIONS

The following definitions shall be applicable throughout the Plan:

  a.
  "Award" means, individually or collectively, any Option, Stock Appreciation Right (SAR), Restricted Stock Award or Performance Share Award.

  b.
  "Award Period" means a period of not less than three years and relates to Performance Share Awards.

  c.
  "Board" means the Board of Directors of the Company.

  d.
  "Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

  e.
  "Committee" means the committee of the Board appointed to administer the Plan as referred to in Section 4.

  f.
  "Company" means Longs Drug Stores Corporation.

  g.
  "Date of Grant" means the date on which the granting of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

  h.
  "Eligible Employee" means any person who satisfies the requirements of Section 6.

  i.
  "Fair Market Value" means the fair market value of Stock, to be determined as follows:

  (1)
  For Options and SARs, it shall be the average of the highest price and the lowest price at which the Stock shall have been sold regular way on the New York Stock Exchange—Composite Transactions (hereafter "NYSE") on a specified date.

  (2)
  For Performance Share Awards, it shall be the average of the reported closing prices of the Stock on the NYSE for 30 consecutive trading days prior to the "Valuation Date." The "Valuation Date" for the purpose of granting Performance Share Awards shall be the first day of the year in which the Award is made. The "Valuation Date" for the purpose of Performance Share Payments shall be the first business day following the end of the Award Period.

  j.
  "Holder" means a person who has been granted an Option, a SAR, a Restricted Stock Award, or a Performance Share Award.

  k.
  "Normal Retirement" means Termination by resignation of employment with the Company and any Subsidiary after attaining age 65 or by resignation of employment with the Company and any Subsidiary after attaining age 60 if    the Committee determines that such resignation constitutes a Normal    Retirement for purposes of this Plan.

  l.
  "Option" means an Award granted under Section 7 of the Plan.

  m.
  "Performance Share" means an Award granted under Section 9 of the Plan.

  n.
  "Plan" means this 1995 Long-Term Incentive Plan.

  o.
  "Restricted Stock Award" means an Award granted under Section 10 of the Plan.

  p.
  "ROE" means return on average shareholders' equity which is defined as the Company's consolidated net earnings, before extraordinary items, divided by the average of the shareholders' equity at the beginning and end of the year, as set forth in the Company's consolidated statement of earnings and balance sheet for such year. The Committee may, at its sole discretion, include or exclude any extraordinary or unusual items in calculation of ROE. "Average ROE" means, with respect to any one Award Period, the sum of the ROE's achieved in each of the years of the Award Period divided by the number of years in the Award Period.

  q.
  "SEC" means the Securities and Exchange Commission.

  r.
  "Stock" means Common Shares of the Company and, after substitution, such other stock as shall be substituted therefor as provided in Section 12.

  s.
  "Stock Appreciation Right" (SAR) means an Award granted under Section 8, whether or not granted in conjunction with an Option.

  t.
  "Subsidiary" means any corporation of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

  u.
  "Termination" means, with respect to any person, ceasing to be an employee of the Company or any Subsidiary, other than by death.

  v.
  "Uninvited Change in Corporate Control" means any change in (i) the    ownership or effective control of the Company or any Subsidiary, or (ii) the     ownership of a substantial portion of the assets of the Company or any    Subsidiary, which is not approved by a majority of the directors of the    Company who have been in office at least six (6) months prior to the date of    such change.

3.
EFFECTIVE DATE, DURATION AND SHAREHOLDER APPROVAL

This Plan shall become effective as of the date of approval of this Plan by a majority of the shareholders of the Company present or otherwise represented and entitled to vote at a duly convened meeting of shareholders. Subject to the provisions of Section 13, Awards may be made as provided herein for a period of 10 years from the date this Plan is so approved by the shareholders. The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

4.
ADMINISTRATION

The Plan shall be administered by the Committee, which shall consist of two or more members of the Board and shall be appointed by the Board. A majority of the Committee shall constitute a quorum.

Subject to the provisions of the Plan, the Committee shall have exclusive power to:

  a.
  Select the persons to participate in the Plan.

  b.
  Determine the Awards to be made to each person selected.

  c.
  Determine the time or times when Awards will be made.

  d.
  Determine the conditions (including performance requirements) to which the Awards may be subject.

  e.
  Prescribe the form or forms evidencing Awards.

The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

5.
GRANT OF OPTIONS, STOCK APPRECIATION RIGHTS, RESTRICTED STOCK AWARDS, AND PERFORMANCE SHARE AWARDS; SHARES SUBJECT TO THE PLAN

The Committee may, from time to time, grant Awards to one or more persons determined by it to be eligible for participation in the Plan in accordance with the provisions of Section 6; provided however that:

  a.
  Total Shares. Subject to Section 12, the aggregate number of shares of Stock made subject to Awards may not exceed 700,000.

  b.
  Use Of Shares. Such shares shall be deemed to have been used in payment of Performance Shares and SARs whether actually delivered or the Fair Market Value equivalent of such shares is paid in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award.

  c.
  Eligible Shares. Stock delivered by the Company in settlement under the Plan may be authorized and unissued Stock or Stock held in the treasury of the Company or may be purchased on the open market or by private purchase.

6.
ELIGIBILITY

Officers and key employees of the Company or a Subsidiary who, in the opinion of the Committee, are mainly responsible for the continued growth and development and financial success of the business of the Company or any Subsidiary shall be eligible to be granted Awards under the Plan.

7.
STOCK OPTIONS

One or more Options can be granted to any Eligible Employee. Options may be granted as Incentive Stock Options ("ISOs") and nonqualified stock options and shall be subject to the following conditions:

  a.
  Option price. The option price per share of Stock shall be set by the grant but shall in no instance be less than Fair Market Value at the Date of Grant.

  b.
  Form Of Payment. At the time of the exercise of the Option, the option price shall be payable in cash and/or shares of Stock valued at the Fair Market Value at the time the Option is exercised, and at the discretion of and on terms acceptable to the Committee, by a note signed by the Holder payable to the Company providing for simple interest at a rate to be stipulated by the Committee.

  c.
  Other Terms and Conditions. Each Option shall become exercisable in cumulative installments in such manner and within such period or periods, not to exceed 10 years from its Date of Grant, as set forth in the Stock Option Agreement. No Option shall be exercisable after the expiration of ten years from the date it is granted. Except as set forth below, an Option shall terminate in the event of the Holder's Termination or death.

Unless limited to shorter periods by the Stock Option Agreement, in the event of a Termination, the Holder shall have the right to exercise the Option for the following periods after such Termination, but only to the extent that the Option was exercisable at the date of the Termination and does not otherwise expire by its terms.

    (1)
    In the event of Normal Retirement, two years after the date of Termination.

    (2)
    In the event of (a) discharge by the Company or any Subsidiary (except for theft or proven dishonesty) within two years from the date of an Uninvited Change in Corporate Control, or (b) resignation of the Holder within the period commencing 180 days from the date of an Uninvited Change in Corporate Control and ending two years from the date of an Uninvited Change in Corporate Control, one year after the date of Termination.

    (3)
    In the event of the Holder's Termination (except as provided in Section 7c(2) hereof) with the prior written consent of the Company or any Subsidiary, three (3) months after the date of such resignation. Such prior written consent may be given only by the Chief Executive Officer of the Company or any Subsidiary or any such officer delegated by the Chief Executive Officer (other than the resigning person) and must specify that it is given for the purpose of the Holder's exercise of the Option.

    (4)
    In the event of (a) discharge by the Company or any Subsidiary with or without cause (except as provided in Section 7c(2), hereof), or (b) resignation without the prior written consent of the Company or any Subsidiary, on the date of such discharge or resignation.

In the event of Holder's death prior to Termination, or within three months of a Normal Retirement, the Option may be exercised for a period of one year after the date of Holder's death or, if shorter, the remaining term of the Option.

  d.
  Special Rules Governing Incentive Stock Options (ISOS). Notwithstanding the foregoing, any ISO granted under the Plan shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose, including the following:

  (1)
  No individual will be granted an ISO if that individual owns stock of the Company or any of its Subsidiaries possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless the option price shall not be less than 110% of the Fair Market Value of such stock on the date such Option is granted and the Option by its terms is not exercisable more than five years from the date it is granted;

  (2)
  The aggregate Fair Market Value (determined at the time the ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by any Holder during any calendar year (under all incentive stock option plans of the Company) shall not exceed $100,000; provided, however, that all or any portion of an Option which cannot be exercised as an ISO because of such limitation shall be treated as a nonqualified stock option; and

  (3)
  An ISO will not be exercisable after 90 days after Termination, unless Termination is due to the Holder's being disabled in which event the ISO will cease to be exercisable one year after Termination. An ISO will not be exercisable after one year after the death of the Holder.

  e.
  Stock Option Agreement. Each Option granted under the Plan shall be    evidenced by a "Stock Option Agreement" between the Company and the Holder    of the Option containing provisions not inconsistent with the Plan as    determined by the Committee, and shall be subject to the following    additional terms and conditions:

  (1)
  Any Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof, except as otherwise determined by the Stock Option Agreement.

  (2)
  Each Option shall cease to be exercisable, as to any share, when the Holder purchases the share or exercises a related SAR or when the Option lapses.

  (3)
  Leaves of absence, approved by the Company or a Subsidiary, shall not constitute the termination of employment of the Holder.

  f.
  Expired Options. If any Options awarded under the Plan shall be forfeited, cancelled, or not exercised in full, the Stock subject to such Options may again be awarded under the Plan.

  g.
  Tender Offer Or Merger. Notwithstanding any other provision, in the event of a public tender offer for all or any portion of the Stock or in the event that a proposal to merge, consolidate, or otherwise combine with, or sell all or a substantial portion of the assets of the Company or a Subsidiary to, another company is submitted for shareholder approval, the Committee may in its sole discretion declare previously granted options to be immediately exercisable.

8.
STOCK APPRECIATION RIGHTS

Any Option granted under the Plan may include a SAR, either at the time of grant or by amendment. SARs may also be granted to an Eligible Employee independent of any prior or contemporaneous Option grant and shall be exercisable as provided therein without regard to any Option. In addition to such terms and conditions not inconsistent with the Plan as the Committee shall impose, SARs shall be subject to the following terms:

  a.
  Right To Exercise. An SAR granted with an Option shall be exercisable to the extent and only to the extent the Option is exercisable.    An SAR not included in an Option shall have a "purchase price" ascribed thereto by the Committee in granting such SAR, which shall not be less than the Fair Market Value of the Stock on the Date of Grant.

  b.
  Payment. An exercisable SAR shall entitle the Holder to surrender unexercised the SAR or the Option in which it is included, as the case may be, or any portion thereof, and, to receive in exchange therefore that number of shares of Stock having an aggregate Fair Market Value, as hereinafter defined, equal to the excess of the Fair Market Value of one share over the purchase price per share specified in such SAR or Option times the number of shares called for by the SAR or Option, or portion thereof, which is so surrendered. The Committee shall be entitled to elect to settle the Company's obligation arising out of the exercise of an SAR by the payment of cash or partially by the payment of cash and partially by the delivery of shares, the total value of which shall be in either case equal to the aggregate Fair Market Value of the shares it would otherwise be obligated to deliver. The Committee shall also have the right to place such limitations and restrictions on the obligation to make such cash payments or deliver shares under SARs as it, in its sole discretion, deems to be in the best interest of the Company. The Fair Market Value for SAR exercise purposes of shares shall be determined on the basis of prices on the trading day next preceding the date on which the SAR is exercised. To the extent that an SAR included in an Option is exercised, such Option shall be deemed to have been exercised, and shall not be deemed to have lapsed.

  c.
  Special Rules Governing SARS. An SAR not included in an Option shall be evidenced by an agreement between the Company and the Holder in a form approved by the Committee. Any SAR granted under the Plan shall be subject to such terms and conditions not inconsistent with the Plan, as the Committee shall impose, including the following:

  (1)
  The SAR will lapse no later than the underlying Option for SARs accompanying an Option or, for freestanding SARs, no later than 10 years from its Date of Grant;

  (2)
  An SAR accompanying an Option may be exercised only when the Fair Market Value of the Stock exceeds the option price of the Stock subject to the SAR.

  (3)
  Such terms as the Committee determines are necessary or desirable to qualify the SAR under Rule 16b-3 as promulgated by the SEC under the Securities Exchange Act of 1934 for those Holders to whom such qualification is relevant.
  d.
  Other Limitations. Such other limitations as the Committee shall impose.

9.
PERFORMANCE SHARES

One or more Awards of Performance Shares may be made to an Eligible Employee. Performance Shares shall be credited to a Performance Share account to be maintained for each such Holder. Each Performance Share shall be deemed to be the equivalent of one share of Stock of the Company. The Award of Performance Shares under the Plan shall not entitle the Holder to any interest in or to any dividend, voting, or other rights of a shareholder. The value of the Performance Shares in a Holder's Performance Share account at the time of Award or the time of payment shall be the Fair Market Value at any such time of an equivalent number of shares of the Stock (subject to the limitation provided in Section 9c).

If any Performance Shares awarded under the Plan shall be forfeited, cancelled, or not paid out in full, such Performance Shares may again be awarded under the Plan. Shares of Stock delivered upon payment of Performance Shares may be either treasury shares, shares purchased for the account of the participant or authorized and unissued shares, or any combination thereof.

  a.
  Award Grants. Grants of Performance Shares may be made by the Committee in any fiscal year during the term of the Plan. Such shares will be paid out in full or in part on the basis of the Company's performance in terms of (i) ROE over the Award Period following the beginning of the Company's fiscal year in which the Award is made as hereinafter set forth or (ii) such other criteria as determined by the Committee. In determining the size of Awards, the Committee shall take into account a Holder's responsibility level, performance, potential, cash compensation level, and the Fair Market Value of the Company's Stock at the time of Awards, as well as such other considerations as it deems appropriate.

    In the event a Holder terminates employment during an Award Period, payout would be as follows:

    (1)
    Normal Retirement:

      Payout would be at the end of the Award Period and prorated for service during the period.

    (2)
    Resignation or discharge:

      For resignation with the prior written consent of the Company or a Subsidiary, the payout would be at the end of the Award Period and prorated for service during the period. For resignation other than with such consent (and not constituting Normal Retirement) or for discharge with or without cause, the Award would be completely forfeited.

    (3)
    Death or Disability:

      Payout would be at the end of the Award Period and prorated for service during the period.

The Committee shall not, over the entire Plan period, grant to any single Holder more than 15% of the maximum number of Performance Shares, which may be granted under the Plan. Awards cancelled or portions of Awards not paid out in full for any single Holder shall not be included for purposes of this limitation.

Grants of Performance Shares shall be deemed to have been on January 1 of the year in which grants are made.

  b.
  Right to Payment of Performance Shares. Following the end of the Award Period, the Holder of a Performance Share shall be entitled to receive payment of an amount based on the achievement of the performance measures for such Award Period, as determined by the Committee. The Committee shall have the right to establish Average ROE requirements; provided, however, that to the extent that the performance measure is ROE over the Award Period, such requirements shall not reduce below ten percent (10%) the Average ROE necessary to earn one hundred percent (100%) of the Award and that any such reduction shall be made only during the first half of each Award Period and shall not exceed 4 percentage points in total, and in no event shall payments be permitted for an Average ROE of less than 7 percent.

  c.
  Form and Timing of Payment. No payment of Performance Shares shall be made prior to the end of an Award Period. Payment therefore shall be made as soon as practicable after the receipt of audited financial statements relating to the last year of such period. The Committee may establish for each Award Period a Fair Market Value for purposes of payments of Performance Shares but in no event shall it exceed by more than two hundred percent (200%) the Fair Market Value at the time of granting of such Performance Shares.

The payment to which a Holder shall be entitled at the end of an Award Period shall be a dollar amount equal to the Fair Market Value at the Valuation Date (as defined in Section 2i(2) hereof) of the number of shares of Stock equal to the number of Performance Shares earned and payable to him in accordance with Section 9b. Payment shall normally be made one-half in cash and one-half in Stock; however, the Committee may authorize payment in such other combinations of cash and Stock or all in cash or all in Stock, as it deems appropriate. Issuance of Stock shall be subject to the authorization of the Board.

The number of shares of Stock to be paid in lieu of cash will be determined by dividing the portion of the payment not paid in cash by:

    (1)
    The price per share of Stock (the average of the highest price and the lowest price at which the Stock shall have been sold regular way on the NYSE) on the date on which the shares are issued; or

    (2)
    The price per share paid for shares purchased for a Holder's account should the Board of Directors determine to authorize the purchase of shares on behalf of a holder.

  d.
  Tender Offer or Merger. Notwithstanding any other provision of the Plan, in the event of any public tender offer for all or any portion of the Stock or in the event that a proposal to merge, consolidate or otherwise combine with, or sell all or a substantial portion of the assets of the Company or a Subsidiary to, another company is submitted for shareholder approval, the Committee may in its sole discretion declare any Award Period ended as of a specific date and accelerate full payments of such awards accordingly. For awards based on ROE, the Committee shall determine an Average ROE for the reduced Award Period and may estimate ROE for any periods for which annual reports are not yet available.

10.
RESTRICTED STOCK AWARDS

a.
Restriction Period To Be Established By the Committee. One or more Awards of Restricted Stock may be made to an Eligible Employee. At the time a Restricted Stock Award is made, the Committee shall establish a period of time (the "Restriction Period") applicable to such Award which shall be not less than one (1) year. Each Restricted Stock Award may have a different Restriction Period, at the discretion of the Committee. In the event of a public tender offer for all or any portion of the Stock or in the event that any proposal to merge, consolidate or otherwise combine with, or sell all or a substantial portion of the assets of the Company or a Subsidiary to, another company is submitted for approval, the Committee may in its sole discretion change or eliminate the Restriction Period. Except as permitted above or pursuant to Section 12, the Restriction Period applicable to a particular Restricted Stock Award shall not be changed.

b.
Other Terms and Conditions. Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to enjoy all shareholder rights during the Restriction Period with the exception that:

(1)
The Holder shall not be entitled to delivery of the stock certificate until the Restriction Period shall have expired.

(2)
The Company may either issue shares subject to such restrictive legends and/or stop-transfer instructions, as it deems appropriate or provide for retention of custody of the Stock during the Restriction Period.

(3)
A breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award shall cause a forfeiture of the Restricted Stock Award, and any dividends withheld thereon.

(4)
Cash and stock dividends may be either currently paid or withheld by the Company for the Holder's account until the Restriction Period expires. At the discretion of the Committee, interest may be paid on the amount of cash dividends withheld, including cash dividends on stock dividends, at a rate and subject to such terms as determined by the Committee.

c.
Forfeiture Provisions. In the event a Holder terminates employment during a Restriction Period, an Award would be forfeited as follows:

(1)
Normal Retirement:

      The Award would be prorated for service during the period and would be received as soon as practicable following retirement.

    (2)
    Resignation or discharge:

      For resignation with the prior written consent of the Company or a Subsidiary, the Award would be prorated for service during the period and received as soon as practicable following resignation. For resignation other than with such consent (and not constituting Normal Retirement) or for discharge with or without cause, the Award would be completely forfeited.

    (3)
    Death or Disability:

      The Award would be prorated for service during the period and received as soon as practicable following death or disability.

Dividends withheld by the Company on Restricted Stock that is forfeited shall be retained by the Company.

  d.
  Payment For Restricted Stock. A Holder shall not be required to make any payment for Stock received pursuant to a Restricted Stock Award.

11.
GENERAL

a.
Government and Other Regulations. The obligation of the company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended ("Act") any of the shares of stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the Act, the Company may restrict the transfer of such shares in such manner, as it deems advisable to ensure the availability of any such exemption.

b.
Tax Withholding. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards paid in cash any federal, state or local taxes as required by law to be withheld with respect to such cash payments. In the case of Awards paid in Stock, the employee or other person receiving such Stock may be required to pay to the Company or a Subsidiary, as appropriate the amount of any such taxes which the Company or Subsidiary is required to withhold with respect to such Stock.

c.
Claim to Awards and Employment Rights. No employee or other person shall have any claim or right to be granted an Award under the Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or a Subsidiary or limit the right of the Company or any Subsidiary to terminate an employee at anytime, with or without cause. A holder of any right hereunder to receive cash or Stock in respect of any Award shall have no rights other than those of a general creditor of the Company. Awards represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award.

d.
Beneficiaries. Any payment of Awards due under this Plan to a deceased Holder shall be paid to the beneficiary duly designated by the Holder in accordance with the Company's practices. If no such beneficiary has been designated or survives the Holder, payment shall be made to the Holder's legal representative. A beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Committee.

e.
Nontransferability. A person's rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of an employee's death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution, or, for any Award other than an ISO (or an SAR granted in tandem with an ISO), pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

  f.
  Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of    judgment in any such action, suit, or proceeding against him. He shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

  g.
  Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountant of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

  h.
  Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary.

  i.
  Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

  j.
  Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

  k.
  Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

12.
CHANGES IN CAPITAL STRUCTURE

Options, SARs, Restricted Stock Awards, Performance Share Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee as to the number and price per share of Stock or other considerations subject to such Awards in the event of changes in the outstanding Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Awards. In the event of any such change in the outstanding Stock, the aggregate number of shares available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

13.
AMENDMENTS AND TERMINATION

The Board may at any time terminate the Plan or, with the express written consent of an individual participant, cancel or reduce or otherwise alter his outstanding Awards thereunder if, in its judgment, the tax, accounting, or other effects of the Plan or potential payouts thereunder would not be in the best interest of the Company. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided, however, that any amendment of the Plan shall be subject to the approval of the Company's shareholders to the extent required by applicable laws, regulations or rules.

14.
CLAIMS PROCEDURES

Claims for benefits under the Plan shall be filed in writing with the Committee on forms supplied by the Committee. Written notice of the disposition of a claim shall be furnished to the claimant within 90 days after the claim is filed. If the claim is denied, the notice of disposition shall set forth the specific reasons for the denial, citations to the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim. If the claimant wishes further consideration of his or her claim, the claimant may appeal a denied claim to the Committee (or to a person designated by the Committee) for further review. Such appeal shall be filed in writing with the Committee on a form supplied by the Committee, together with a written statement of the claimant's position, no later than 90 days following receipt by the claimant of written notice of the denial of his or her claim. If the claimant so requests, the Committee shall schedule a hearing. A decision on review shall be made after a full and fair review of the claim and shall be delivered in writing to the claimant no later than 60 days after the Committee's receipt of the notice of appeal, unless special circumstances (including the need to hold a hearing) require an extension of time for processing the appeal, in which case a written decision on review shall be delivered to the claimant as soon as possible but not later than 120 days after the Committee's receipt of the appeal notice. The claimant shall be notified in writing of any such extension of time. The written decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and shall specifically refer to the pertinent Plan provisions on which it is based. All determinations of the Committee shall be final and binding on Participants and their beneficiaries.

PROXY CARD	PROXY CARD

LONGS DRUG STORES CORPORATION
141 North Civic Drive, Walnut Creek, California

ANNUAL MEETING OF STOCKHOLDERS—MAY 21, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned appoints R.M. LONG, H.R. SOMERSET, O.D. JONES and each of them proxies for the undersigned with the powers the undersigned would possess if personally present and with full power of substitution to act and to vote, as designated below, all the shares of the undersigned in Longs Drug Stores Corporation at the annual meeting of its stockholders to be held on Tuesday, May 21, 2002 at 11:00 a.m. and any adjournment or postponement thereof. In the absence of instructions from me, my proxies will vote for all nominees in Proposal 1 and will vote for Proposals 2 and 3. My proxies may vote according to their discretion on any other matter which may properly come before the meeting.

        This card also provides voting instructions to the trustee of the Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan. The trustee will vote as indicated on the reverse side of this card the shares of common stock credited to my account under the plan.

/*\ FOLD AND DETACH HERE /*\

ADMISSION TICKET TO LONGS ANNUAL MEETING OF STOCKHOLDERS

This is your Admission Ticket to Longs annual meeting of stockholders to be held
Tuesday, May 21, 2002 at 11:00 a.m. PDT at the Regional Center for the Arts in the
Margaret Lesher Theater, 1601 Civic Drive, Walnut Creek, California 94596.

This Proxy when properly executed will be voted by the Proxies in the manner designated below. If this Proxy is returned signed but without a clear voting designation, the Proxies will be voted FOR Proposals 1, 2 and 3.	Please mark your votes like this	/x/
The Board of Directors recommends a vote FOR Proposal 1.			The Board of Directors recommends a vote FOR Proposal 3.
Proposal 1. ELECTION OF DIRECTORS Nominees: 01 L.T. Barnes, Jr. 02 W.L. Chenevich 03 D.L. Sorby			Proposal 3. RATIFICATION OF DELOITTE & TOUCHE LLP, OUR INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING JANUARY 30, 2003.
FOR ALL / /	WITHHELD FOR / /	WITHHELD FOR ALL / /	FOR / /	AGAINST / /	ABSTAIN / /
				If you plan to attend the annual meeting, please mark the WILL ATTEND box		WILL ATTEND / /
WITHHELD FOR: (Write nominee's name in space provided below)
			"By checking the box to the right I consent to future access of the annual reports, proxy statements, prospectuses and other communications electronically via the Internet. I understand that the company may no longer distribute printed materials to me from any future stockholders meeting until such consent is revoked. I understand that I may revoke any consent at any time by contacting our transfer agent, Mellon Investor Services, LLC, Ridgefield Park, NJ. I understand the costs normally associated with electronic access such as usage and telephone charges will be my responsibility."			/ /
The Board of Directors recommends a vote FOR Proposal 2.
Proposal 2. APPROVAL OF AMENDMENTS TO OUR 1995 LONG-TERM INCENTIVE PLAN
FOR / /	AGAINST / /	ABSTAIN / /

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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VOTE BY TELEPHONE OR INTERNET

QUICK***EASY***IMMEDIATE

YOUR VOTE IS IMPORTANT!—YOU CAN VOTE IN ONE OF THREE WAYS:

VOTE BY PHONE—24 hours a day, 7 days a week—HAVE YOUR PROXY CARD IN HAND.

Call TOLL-FREE 1-800-435-6710 on a touch tone telephone (NO CHARGE to you).

Enter 11-digit Control Number located below in the right hand corner—follow the recorded instructions.

or

VOTE BY INTERNET—24 hours a day, 7 days a week

Follow the instructions at our Internet Address: http://www.eproxy.com/ldg

or

VOTE BY MAIL—Mark, sign and date your proxy card and return promptly in the enclosed envelope.

If you wish to access future Annual Reports and Proxy Statements via the Internet and
no longer receive the printed materials, please provide your consent with your proxy vote.

NOTE:    If you vote by telephone or Internet THERE IS NO NEED TO MAIL BACK your Proxy Card.

THANK YOU FOR VOTING.

QuickLinks

PROPOSAL NO. 1: ELECTION OF DIRECTORS
PROPOSAL NO. 2: AMENDMENTS TO OUR 1995 LONG-TERM INCENTIVE PLAN
PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT AUDITORS